SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2006 (May 9, 2006)

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Bay Harbor Parkway, Alameda, California 94502

(Address of principal executive offices, including zip code)

(510) 748-4900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 9, 2006, Advanced Cell Technology, Inc., a Delaware corporation (the “Company”) entered into two licensing agreements with Kirin Brewery Company, Ltd. and certain of its subsidiaries, including Kirin SD, Inc. (collectively, “Kirin”), and agreed to sell its remaining interest in Hematech, LLC, an indirect subsidiary of Kirin, to Kirin SD, Inc.

The Company entered into a non-exclusive, non-royalty bearing and fully paid license with Kirin. Pursuant to that license the Company has granted Kirin the use of specified intellectual property for use in connection with the development of polyclonal antibodies in non-human mammals.

Additionally, the Company entered into an exclusive license with Kirin. Pursuant to that license, the Company has obtained exclusive rights from Kirin to important intellectual property that is directed at methods for the reprogramming of cells for use in connection with the research, development and sale of therapeutic and diagnostic human cell products. The terms of this royalty-bearing license include an initial payment and royalty payments based upon a percentage of net sales, with minimum royalties commencing in 2006.

Concurrent with entering into the license agreements, on May 9, 2006, Kirin agreed to purchase all of the Company’s interest in Hematech, LLC. In July, 2005, Kirin acquired all of the outstanding interests in Hematech, LLC except for the interest held by the Company.

The agreements described above will be filed as exhibits to our Quarterly Report on Form 10-QSB for the quarter ending June 30, 2006, with portions omitted and filed separately with the Secretary of the Securities and Exchange Commission pursuant to a request for confidential treatment.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: May 15, 2006